                                                                EXHIBIT 99.B9(b)

                         SUB-ADMINISTRATION AGREEMENT



                                                                October 21, 1996


Investors Bank & Trust Company
89 South Street
Boston, MA  02111

Ladies and Gentlemen:

     This will confirm the agreement between Investors Bank & Trust Company ("IBT" or, at times, the "Sub-administrator") and Barclays Global Investors, N.A. ("BGI" or, at times, the "Co-administrator") with respect to Master Investment Portfolio ("MIP"), on behalf of its Master Portfolios, Managed Series Investment Trust ("MSI Trust"), on behalf of its Master Portfolios, and MasterWorks Funds Inc. ("MasterWorks"), on behalf of its Funds, listed in the attached Appendix A, as such Appendix may be amended from time to time (the "Master Portfolios" and Funds are, collectively, the "Portfolios"), as follows:

     1.  (a)    MIP is a registered open-end, management investment company consisting of a number of operating investment portfolios in accordance with MIP's Amended and Restated Declaration of Trust (the "MIP Declaration"). MIP engages in the business of investing and reinvesting the assets of each Master Portfolio in the manner and in accordance with the applicable investment objective, policies and restrictions specified in MIP's currently effective Registration Statement, as amended from time to time (the "Registration Statement"), filed under the Investment Company Act of 1940 (the "Act"). MIP has retained BGI and Stephens Inc. as co-administrators pursuant to a co-administration agreement. Copies of MIP's agreements with all service providers, the MIP Declaration, its By-Laws and most recent amendment to its Registration Statement have been furnished to the Sub-administrator.

         (b) MSI Trust is a registered open-end, management investment company consisting of a number of operating investment portfolios in accordance with MSI Trust's Declaration of Trust (the " MSI Trust Declaration"). MSI Trust engages in the business of investing and reinvesting the assets of each Master Portfolio in the manner and in accordance with the applicable investment objective, policies and restrictions specified in MSI Trust's currently effective Registration Statement, as amended from time to time, filed under the Act. MSI Trust has retained BGI and Stephens Inc. as co-administrators pursuant to a co-administration agreement. Copies of MSI Trust's agreements with all service providers, the MSI Trust Declaration, its By-Laws and most recent amendment to its Registration Statement have been furnished to the Sub-administrator.

         (c) MasterWorks is a registered open-end, management investment company consisting of a number of operating investment portfolios in accordance with MasterWorks' Articles of Incorporation (the "Articles"). MasterWorks engages in the business of investing and reinvesting the assets of each Fund in the manner and in accordance with the applicable investment objective, policies and restrictions specified in MasterWorks' currently effective Registration Statement, as amended from time to time, filed under the Act and the Securities Act of 1933. MasterWorks has retained BGI and Stephens Inc. as co-administrators pursuant to a co-administration agreement. Copies of MasterWorks' agreements with all service providers, MasterWorks' Articles, its By-Laws and most recent amendment to its Registration Statement and prospectuses and statements of additional information thereto have been furnished to the Sub-administrator.

         (d) Any amendments to MIP's, MSI Trust's or MasterWorks' documents listed above shall be furnished to the Sub-administrator promptly.

     2. BGI is engaging the Sub-administrator to provide certain administrative services specified on Appendix B hereto, subject to the supervision of BGI and the overall supervision of the applicable Board of Trustees/Directors of MIP, MSI Trust or MasterWorks. Pursuant to advisory contracts between MIP, MSI Trust or MasterWorks, respectively, and Barclays Global Fund Advisors (the "Adviser") on behalf of each Master Portfolio or Fund, as applicable, the Adviser has been engaged to manage the investing and reinvesting of the assets of each Master Portfolio or Fund and to provide advisory services as specified in such advisory contracts.

     3. The Sub-administrator agrees to provide the administrative services, as described on Appendix B hereto, as such Appendix may be amended from time to time by the consent of the parties to this Agreement, in connection with the operations of MIP, MSI Trust and MasterWorks and the Master Portfolios and Funds, and to take all reasonable action in the performance of its obligations under this Agreement to assure that the necessary information is made available to other service providers, as such may be required by BGI from time to time.

     4. (a) For the services to be rendered and the facilities to be furnished by the Sub-administrator to BGI and/or MIP, MSI Trust, or MasterWorks, BGI agrees to compensate the Sub-administrator in accordance with the fee schedule attached as Appendix C to this Agreement. BGI also agrees to reimburse the Sub-administrator for its out-of-pocket disbursements connected with the services provided hereunder and for other expenses, which, with BGI's prior written approval, the Sub-administrator shall be entitled to bill separately. The compensation rates to be paid to the Sub-administrator hereunder shall not be increased for a period of three (3) years from the effective date of this Agreement.

         (b) The Sub-administrator agrees that MIP, MSI Trust and MasterWorks and their Master Portfolios and Funds shall have no obligation to compensate the Sub-administrator for services provided or facilities furnished under, or expenses incurred in connection with, this Agreement.

         (c) The Sub-administrator shall have no obligation to pay for any expenses incurred by MIP, MSI Trust and MasterWorks or their Master Portfolios or Funds.

         (d) The Sub-administrator and BGI each agree to exercise reasonable care in performing its duties under this Agreement, and each party agrees to be liable to the other party for direct damages resulting from a failure to exercise reasonable care in performing such duties.

     5. (a) BGI agrees to hold harmless and indemnify the Sub-administrator, its directors, officers, employees and agents (the "Sub-administrator Indemnitees") against and from any and all losses, expenses or liabilities incurred by or claims or actions asserted against any Sub-administrator Indemnitee to the extent resulting from (i) a violation or alleged violation by BGI of any law, rule or regulation, (ii) a material violation or alleged material violation by BGI of any provision of this Agreement,
     (iii) any failure of BGI to exercise reasonable care in rendering services hereunder, or (iv) any erroneous or incomplete information provided by or through BGI to the Sub-administrator in connection with the Sub-administrator's performance of its duties hereunder, such indemnification to include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending such claims or actions.

         (b) The Sub-administrator may apply to BGI at any time for instructions and may consult counsel for BGI, or its own counsel, and with auditors and other experts with respect to any matter arising in connection with its duties hereunder, and the Sub-administrator shall not be liable or accountable for any action reasonably taken or omitted by it in good faith in accordance with such instruction, or with the opinion of such counsel, auditors, or other experts. The Sub-administrator shall not be liable for any action reasonably taken or omitted by it in good faith reliance upon any document, certificate or instrument that it reasonably believes to be genuine and to be signed or presented by the proper person(s). The Sub-administrator shall not be held to have notice of any change of authority of any officers, employees or agents of MIP, MSI Trust or MasterWorks or their Master Portfolios or Funds until the Sub-administrator has received written notice thereof from BGI.

         (c) The Sub-administrator agrees to hold harmless and indemnify BGI, MIP, MSI Trust and MasterWorks and their Master Portfolios and Funds, including any principals, directors or trustees, officers, and employees (the "BGI Indemnitees") against and from any and all losses, expenses or liabilities incurred by or claims or actions asserted against any BGI Indemnitee to the extent resulting from a violation or alleged violation by the Sub-administrator of any law, rule or regulation or material violation or alleged material violation by the Sub-administrator of any provision of this Agreement, or any failure of the Sub-administrator to exercise reasonable care in rendering services hereunder, such indemnification to include any reasonable counsel fees and expenses incurred in connection with investigating of defending such claims or actions.

         (d) In the event that the Sub-administrator is unable to perform, or is delayed in performing, its obligations under the terms of this Agreement because of acts of God, strikes, legal constraint, government actions, war, emergency conditions, interruption of electrical power or other utilities, equipment or transmission failure or damage reasonably beyond its control or other causes reasonably beyond its control, the Sub-administrator shall not be liable to BGI for any damages resulting from such failure to perform, delay in performance, or otherwise from such causes, provided that the Sub-administrator shall make all reasonable efforts, whenever necessary, to use data processing back-up facilities provided by Electronic Data Systems, Inc.

         (e) In no event shall the Sub-administrator be liable for special, incidental, or consequential damages, even if advised in advance of the possibility of such damages.

         (f) In no event shall either BGI or the Sub-administrator be liable to the other party for actions taken or omitted or information provided that is based upon information originally provided by such other party.

     6. The term of this Agreement shall be two (2) years commencing upon the date hereof (the "Initial Term"), unless earlier terminated as provided herein. After the expiration of the Initial Term, this Agreement shall automatically renew for successive one-year terms (each a "Renewal Term") unless notice of non-renewal is delivered by the non-renewing party to the other party no later than sixty (60) days prior to the expiration of the Initial Term or any Renewal Term, as the case may be.

          (a) Either party hereto may terminate this Agreement prior to the expiration of the Initial Term in the event the other party violates any material provision of this Agreement, provided that the violating party does not cure such violation within ninety (90) days of receipt of written notice from the non-violating party of such violation.

          (b) BGI may terminate this Agreement prior to the expiration of the Initial Term in the event (i) the Board of Trustees/Directors of MIP, MSI Trust or MasterWorks determines that the performance of the Sub-Administrator does not meet the reasonable satisfaction (considered in light of industry standards) of the Board of Trustees/Directors, provided that the Sub-Administrator does not cure such unsatisfactory performance within ninety (90) days of receipt of written notice specifying such unsatisfactory performance; or (ii) if the Sub-administrator becomes the subject of any state or federal bankruptcy proceeding which is not dismissed within sixty (60) days of the initiation of such proceeding.

          (c) Either party may terminate this Agreement during any Renewal Term upon sixty (60) days written notice to the other party. Any termination pursuant to this paragraph 6(b) shall be effective upon expiration of such sixty (60) days, provided, however, that the effective date of such termination may be postponed, at the request of BGI, to a date not more than ninety (90) days after delivery of the written notice in order to give BGI an opportunity to make suitable arrangements for a successor Sub-administrator.

          (d) At any time after the termination of this Agreement, BGI may, upon written request, have reasonable access to the records of Sub-administrator relating to its performance of its duties as Sub-administrator.

          (e) BGI may terminate this Agreement if the Co-administration Agreement between BGI and MIP, MSI Trust or MasterWorks is terminated and no successor agreement between BGI and MIP, MSI Trust or MasterWorks for the provision of administrative services is subsequently executed within 90 days after the termination of the Co-administration Agreement.

          (f) Section 5 hereof shall survive any termination of this Agreement.

     7. (a) Any notice or other instrument authorized or required by this Agreement to be given in writing to BGI or the Sub-administrator shall be sufficiently given if addressed to that party and received by it at its office set forth below or at such other place as it may from time to time designate in writing.

     To BGI:                     Barclays Global Investors, N.A.
                                 45 Fremont Street, 17th Floor
                                 San Francisco, CA  94105
                                 Attention:  Legal Group

     To the Sub-administrator:   Investors Bank & Trust Company
                                 89 South Street
                                 Boston, MA  02111
                                 Attention:  Andrew Nesvet
                                 With a copy to:  John E. Henry, Esq.

          (b) This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable without the written consent of the other party.

     8. This Agreement shall be construed in accordance with the laws of the Commonwealth of Massachusetts.

     9. BGI and the Sub-administrator agree that each party may disclose the existence of this Agreement to third parties; provided that each agrees to keep confidential all proprietary data, software, processes, information, and documentation related to this Agreement, except as may be necessary to perform obligations under this Agreement or otherwise as may be agreed to, from time to time, in writing by the parties.

     10. Neither the Sub-administrator nor any of its employees or agents are authorized to make any representation concerning the interests of MIP, MSI Trust, MasterWorks or their Master Portfolios or Funds without prior written consent, except those contained in the then current Registration Statement or applicable prospectuses and statements of additional information, copies of which will be supplied to the Sub-administrator as described above; and the Sub-administrator shall have no authority under this Agreement to act as agent for MIP, MSI Trust, or MasterWorks or their Master Portfolios or Funds or for BGI, except where necessary to perform specific services under this Agreement.

     11. This Agreement may be amended only by a written instrument executed by both BGI and the Sub-administrator.

     12. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

     If the foregoing correctly sets forth the agreement between BGI and the Sub-administrator, please so indicate by signing and returning to BGI the enclosed copy hereof.


                                        Very truly yours,

                                        BARCLAYS GLOBAL INVESTORS, N.A.,


                                        By:  /s/Donald Luskin
                                        -------------------------------
                                        Name: Donald Luskin
                                        Title: Vice Chairman


                                        By:  /s/Matthew Shelton
                                        -------------------------------
                                        Name: Matthew Shelton
                                        Title: Principal

ACCEPTED as of the date
set forth above:


INVESTORS BANK & TRUST


By:  /s/Robert D. Mancuso
     -----------------------------
Name: Robert D. Mancuso,
Title: Managing Director


By:  /s/John E. Henry
     -----------------------------
Name: John E. Henry,
Title: General Counsel

                                  Appendix A

                          Master Investment Portfolio
                          ---------------------------

                        LifePath 2000 Master Portfolio
                        LifePath 2010 Master Portfolio
                        LifePath 2020 Master Portfolio
                        LifePath 2030 Master Portfolio
                        LifePath 2040 Master Portfolio
                       Asset Allocation Master Portfolio
                          Bond Index Master Portfolio
                       S & P 500 Index Master Portfolio
                   U.S. Treasury Allocation Master Portfolio
                         Money Market Master Portfolio
                        Extended Index Master Portfolio
                      U.S. Equity Index Master Portfolio



                        Managed Series Investment Trust
                        -------------------------------

                         Growth Stock Master Portfolio
                   Short-Intermediate Term Master Portfolio

                            MasterWorks Funds, Inc.
                            -----------------------

                              LifePath 2000 Fund
                              LifePath 2010 Fund
                              LifePath 2020 Fund
                              LifePath 2030 Fund
                              LifePath 2040 Fund
                             Asset Allocation Fund
                                Bond Index Fund
                               Growth Stock Fund
                               Money Market Fund
                               S&P 500 Index Fund
                          Short-Intermediate Term Fund
                         U.S. Treasury Allocation Fund



Dated:  October 21, 1996

                                  Appendix B

                        LIST OF ADMINISTRATIVE SERVICES
                        -------------------------------

(1) Prepare selected portfolio and financial information for inclusion in Board material

(2)  Assist in presentation to Board as desired by Fund Officer(s);

(3) Calculate total return information and other statistical information including undistributed income and capital gains with respect to condensed financial information for review by management;

(4) Perform tests of specific portfolio activities against compliance checklists designed from the provisions of the Masters' and Money Market Fund's current Prospectus and SAI;

(5)  Calculate dividend amounts available for distribution;

(6)  Coordinate review of dividend amounts by management and auditors;

(7)  Notify fund accounting and transfer agent of authorized dividends rates;

(8) Prepare responses to various performance questionnaires; coordinate as necessary, and submit responses to the appropriate agency;

(9) Prepare Forms N-SAR for filing; obtain any necessary supporting documents; file with the SEC via EDGAR;

(10) Draft semi-annual and annual shareholder reports and coordinate auditor and management review;

(11) Coordinate printing of reports and EDGAR conversion with outside printer and filing with the SEC via EDGAR;

(12) Provide information for Financial Highlights and expense tables;

(13) Coordinate the preparation of required reports and confirmations for audit packages with IBT fund accounting.

(14) Assist in resolution of audit issues.

(15) Perform diversification testing pursuant to the Internal Revenue Code of 1986, as amended (the "Tax Code") -- preliminary at each month end, final at quarter end, and as may otherwise be necessary. Follow-up on any issues until Tax Code qualification issues are resolved.

(16) Perform short-short income and qualifying income tests monthly or more frequently, as test results dictate, with respect to qualification as a regulated investment company under the Tax Code.

(17) Identify book-tax accounting differences with auditors and management.

(18) Track required information relating to accounting differences and determine appropriate allocations to feeders.

(19) Follow appropriate Tax Code treatment for all passive foreign investment company ("PFIC") lots identified by BGI.



Approved:  October 21, 1996


Signed:  /s/Donald Luskin             Signed:  /s/Robert D. Mncuso
         -----------------------               --------------------------
By:   Donald Luskin, Vice Chairman    By:  Robert D. Mancuso, Managing Director
Barclays Global Investors, N.A.            Investors Bank & Trust



Signed:  /s/Matthew Shelton          Signed:  /s/John E. Henry
         -----------------------              ---------------------------
By:   Matthew Shelton, Principal     By:   John E. Henry, General Counsel
Barclays Global Investors, N.A.            Investors Bank & Trust

                                  Appendix C

                                 FEE SCHEDULE
                                 ------------


               CUSTODY, FUND ACCOUNTING & CALCULATION OF N.A.V.


A. Fund Accounting and Calculation of N.A.V
   ----------------------------------------

   The following annual fee will be charged for each Master Portfolio of MIP and MSI Trust and stand-alone Fund of MasterWorks for which IBT serves as fund accountant. This fee does not include domestic or global custody or transaction costs.



                                    Annual Fee
                                    ----------
   Domestic Funds                   $25,000
   International/Foreign Funds      $40,000

   Per Feeder Annual Charge         $12,000


B. Domestic Custody and Transactions**
   ---------------------------------

   In addition to the transaction charges below, there will be a basis point charge on all domestic assets that IBT is custodian as follows:


For all assets                 .67 basis point

Transactions                Charges
------------                -------
 .  DTC                       $  4
 .  Fed Book Entry            $  5
 .  Physical Securities         35
 .  Options and Futures         18
 .  GNMA Securities             40
 .  Principal Paydown            5
 .  Foreign Currency            18***
 .  Cross Border                50
 .  Outgoing Wires               7
 .  Incoming Wires               5


**Trade information will be sent to IBT electronically. If the trades are not sent electronically, the price per trade for DTC and Fed Book items will increase to $12 per trade.

***There are no transaction charges for F/X contracts executed by IBT.


C. Global Custody:
   --------------

   . Incremental basis point and transaction fees will be charged for all foreign assets for which IBT serves as custodian. The asset based fees and transaction fees vary by country, based upon the attached global custody fee schedule. Local duties, script fees, registration, exchange fees, and other market charges are out-of-pocket.

   . IBT will require international assets to be held within its international custody network.



                           MUTUAL FUND ADMINISTRATION


A. Mutual Fund Administration
   --------------------------

   . The following basis point fees are based on all assets for which IBT serves as Administrator. This fee does not include preparation of tax returns and provisions.

                                     Annual Fee
                                     ----------

      First $1 billion of assets     $2.75 Basis Points
      Assets in excess of $1 billion  1.0 Basis Point

   . For any new funds beyond the existing 1 stand-alone fund, 11 master portfolios and 11 feeder funds there will be a minimum fee as described below.

      First 6 months                 $10,000
      Next 6 months                  $12,500
      Each Year thereafter           $35,000

      This minimum fee includes 1 master portfolios and 1 feeder fund or stand-alone fund. Each additional feeder will be charged a yearly minimum fee of $7,500.

      The minimum fees will apply until the basis point fee above exceeds the minimum charge.


                                 MISCELLANEOUS


A. Out-of-Pocket
   -------------

   .  These charges consist of:

      - Printing, Delivery & Postage
      - Board Meeting Attendance
      - Extraordinary Travel Expenses
      - InvestView
      - Legal Expenses
      - Customized Systems Development/Reporting
      - Pricing & Verification Services (Per day/issue; Bonds $.50, Stocks $.03)
      - Int'l stocks and bonds $.40; Int'l corporate actions $3.00 per month/issue.

B. Domestic Balance Credit
   -----------------------

   . IBT allows use of balance credit against fees (excluding out-of-pocket charges) for fund balances arising out of the custody relationship. The credit is based on collected balances reduced by balances required to support the activity charges of the accounts. The monthly earnings allowance is equal to 75% of the 90-day T-bill rate.

C. Securities Lending, Foreign Exchange & Cash Management
   ------------------------------------------------------

   . This proposal is based upon IBT performing securities lending, foreign exchange and cash management for the portfolios. Securities Lending revenue is split between a master portfolio or a fund and IBT on a 60/40% basis; 60% going to the master portfolio or fund.

D. Payment
   -------

   . An invoice with respect to the above fees will be sent to BGI and will be payable within ten (10) business days after the invoice is received.

E. Systems
   -------

   . The details of any systems work will be determined after a thorough business analysis. System's work will be billed on a time and material basis.

F. Legal & Audit Expertise
   -----------------------

   . IBT will rely on the outside counsel to MIP, MSI Trust and MasterWorks and auditors for opinions on any structural changes to the master portfolios or funds.



* This fee schedule is valid for the time frames described in the individual contracts.

-----------------------------------------------------------------
Country                            BP Charge   Trade Charge

-----------------------------------------------------------------
Argentina                              22.00     $ 75.00
Australia                               5.00     $ 60.00
Austria                                 7.00     $ 60.00
Bangladesh                             41.00     $150.00
Belgium                                 7.00     $ 60.00
Bharain                                41.00     $140.00
Botswana                               50.00     $175.00
Brazil**                               29.00     $ 80.00
Canada                                  5.00     $ 30.00
Chile***                               45.00     $100.00
China                                  20.00     $ 75.00
Colombia**                             45.00     $140.00
Cyprus                                 50.00     $150.00
Czech Republic                         20.00     $ 75.00
Denmark                                 5.00     $ 60.00
Ecuador                                45.00     $100.00
Egypt                                  41.00     $100.00
Euroclear-Eurobonds                     5.00     $ 20.00
Euroclear Non-Eurobond Issues           5.00     $ 60.00
Finland                                 7.00     $ 70.00
France                                  5.00     $ 60.00
France Debt                             5.00     $ 60.00
Germany                                 5.00     $ 30.00
Ghana                                  50.00     $200.00
Greece                                 45.00     $130.00
Hong Kong                              10.00     $ 65.00
Hungary                                50.00     $200.00
India****                              50.00       .50BP
Indonesia                              13.00     $ 65.00
Ireland                                 7.00     $ 60.00
Israel                                 50.00     $150.00
Italy Debt                              5.00     $ 50.00
Italy Equity                            5.00     $ 50.00
Japan                                   5.00     $ 30.00
Jordan                                 41.00     $120.00
Kenya                                  50.00     $200.00
Korea                                  13.00     $ 65.00
Lebanon                                41.00     $140.00
Luxembourg                              7.00     $ 60.00
Malaysia                               10.00     $ 70.00
Mauritius                              41.00     $140.00

-----------------------------------------------------------------
Country                            BP Charge   Trade Charge

-----------------------------------------------------------------
Mexico                                 10.00     $ 40.00
Morocco                                40.00     $150.00
Namibia                                50.00     $200.00
Netherlands                             5.00     $ 40.00
New Zealand                             5.00     $ 60.00
Norway                                  7.00     $ 90.00
Oman                                   41.00     $140.00
Pakistan                               41.00     $140.00
Peru                                   50.00     $150.00
Philippines                            13.00     $ 65.00
Poland                                 50.00     $150.00
Poland T Bills                         29.00     $110.00
Portugal                               20.00     $125.00
Russia Equities                        41.00     $250.00
Russia Min Fins                        35.00     $140.00
Singapore                              10.00     $ 65.00
Slovakia                               20.00     $ 75.00
South Africa                            7.00     $ 40.00
Spain Eq & Corp. Debt                   7.00     $ 60.00
Spain Gvt Debt                          5.00     $ 60.00
Sri Lanka                              13.00     $ 65.00
Swaziland                              50.00     $200.00
Sweden                                  5.00     $ 40.00
Sweden Debt                             5.00     $ 40.00
Switzerland                             5.00     $ 60.00
Taiwan                                 13.00     $ 65.00
Thailand                               10.00     $ 65.00
Turkey                                 41.00     $140.00
UK                                      5.00     $ 50.00
Uruguay                                50.00     $150.00
Venezuela**                            45.00     $140.00
Zambia                                 50.00     $200.00
Zimbabwe                               50.00     $175.00

   *Bonds billed at Residual Value
  **Local Administrator Fees included in Custody fee
 ***20 BP Local Administration Charge Applied to Trades
****Trades billed at 50 BP

Out-of-Pocket Charges are passed through as actuals in all markets



Dated:  October 21, 1996